Exhibit 10.13

CONFIDENTIAL TREATMENT – REDACTED COPY

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 24b-2, 200.80(B)(4) AND 230.406.

DISTRIBUTION AGREEMENT FOR PERKINS PRODUCTS

BY AND BETWEEN

PERKINS ENGINES INC.

AND

POWER GREAT LAKES, INC.

Contents

	Definitions
1.	Scope and Purpose	1
2.	Appointment and Duration	1
3.	Distributor Premises	4
4.	Distributor Responsibilities	5
5.	Perkins Responsibilities	9
6.	Joint Responsibilities	10
7.	Ordering, Delivery, Other Terms for Engines, Manufactured Parts and Kits	10
8.	Price and Terms of Payment for Engines, Parts and Kits	12
9.	Intentionally Left Blank.	13
10.	Intentionally Left Blank	13
11.	Intentionally Left Blank	13
12.	Product Warranty and Changes in Specifications	13
13.	Perkins Trademarks and Other Intellectual Property Rights	14
14.	Indemnities and Product Liability	15
15.	Breach and Termination	16
16.	Assignment and Confidentiality	18
17.	Severability, Applicable Law and Applicable Venue	19
18.	Force Majeure	19
19.	Changes to the Agreement	20
20.	Waiver of Default and General Liability	20
21.	Additional Special Conditions	20
22.	Notices	20

Schedules
1.	Details of Current Engines
2.	Territory
3.	Direct Customer Details
4.	Perkins Standard Terms of Sale
5.	Intentionally Left Blank
6.	Existing Distributor Agreement
7.	Additional Special Conditions
8.	Perkins Trademark

i

The headings in this Agreement are for convenience only.

Words signifying the singular shall include the plural and vice Versa where the context so admits.

1.	Scope and Purpose.

1.1. Perkins and the Distributor share the common vision of:

(a) establishing their relationship in the Territory as the best in their industry for customer support and power solutions; and

(b) strengthening the Distributor and Its added value; and

(c) achieving through their relationship substantial and sustained market penetration so that each Party can achieve increased financial success.

1.2. The scope and purpose of. this Agreement is therefore to establish the basis for the Parties’ distribution relationship which, will enable them to achieve their stated vision.

2.	Appointment and Duration.

2.1. Subject to the terms hereof Perkins hereby appoints the Distributor as its exclusive distributor for the Products in the Territory.

2.2. The stated exclusivity is subject to the following conditions:

2.2.1 Notwithstanding the limitation on the range of Engines to which this Agreement relates, the Distributor shall be obliged to provide support, both directly and through Its dealer network, in terms of warranty, servicing, technical support, Parts support, and receiving and handling aftermarket Parts orders from customers in the Territory for any diesel or spark ignited engine product Manufactured by or on behalf of Perkins and its affiliated companies.

2.2.2 The Parties will jointly review in good faith on an ongoing basis all existing Perkins customers and key potential customers and will categorise the Territory’s customer base into three basic categories of . Direct Customers, Joint Customers and Other Customers. Currently identified Direct Customers in the Territory are listed in Schedule 3. After consultation with Distributor, Perkins may update Schedule 3 in its sole discretion and will deliver written notice to Distributor of such update.

“Direct Customers” are identified as major Internationally based groupings with manufacturing locations both inside and outside the Territory that require detailed product tailoring and ratings development activities plus world-wide management and coordination of their total account by the engine manufacturer. For the avoidance of doubt, any entity within the Territory which is part of a multi-national group whose main purchasing office for the Products is outside the Territory will be deemed to be a Direct Customer unless otherwise specifically agreed, In addition any entities manufacturing solely in North America may be classified by Perkins as Direct Customers where they are identified as strategic accounts.

“Joint Customers” are identified as significant Territory based entities that also have overseas manufacturing locations, but whose commercial requirements necessitate direct account management via Perkins and the Distributor.

“Other Customers” are identified as all other customers managed by the Distributor.

The Parties will use their commercial best efforts to achieve timely and mutually acceptable solutions in the above process. However if after the Parties exercise of their good faith, commercial best efforts particular categories cannot be agreed, Perkins shall retain the option to make the decision in order to preserve the specific customers business

2.2.3 Regarding each of the categories in Article 2.2.2 the following principles shall apply:

(a) For Direct Customers Perkins shall be solely responsible for handling all aspects of account management and shall be entitled to supply its products direct to them without any obligation to compensate the Distributor by way of commission or otherwise. It is recognized that in specific cases the provisions of Article 4.1.11 shall apply.

(b) For Joint Customers Perkins and the Distributor shall work together to develop the strategic and operational approach to such customers and all Products to be supplied to such entities shall be routed via the Distributor unless otherwise agreed.

(c) For Other Customers Perkins shall supply all required Products to the Distributor who shall be responsible for managing all such accounts in strict compliance with the terms hereof.

2.2.4 Perkins shall retain exclusive rights to sell any of its Products in the Territory for both military applications for armored vehicles and marine related applications.

2.2.5 Where Perkins establishes engine and parts distribution relationships ‘with third parties within the Territory under which Perkins agrees to supply Perkins designed products branded and imaged in the third party’s style, then Perkins will:

(a) ensure that as between the Distributor and the third party’s distributors, the Distributor will not be disadvantaged in terms of pricing, product supply, and specification for those products. In particular the Distributor will receive no less favorable prices for those products than the third party’s distributors; and

(b) Perkins will not be obligated to make available to the Distributor specifications for products developed specifically with the third party’s assistance and financial contribution.

2.2.6 Where Perkins sells Products to any entity outside the Territory and those Products are subsequently sold into or used in the Territory, Perkins shall not be responsible for any resulting loss of business suffered by the Distributor or its Dealers.

2.2.7 Perkins shall be free to manufacture and sell and/or to license the manufacture and sale In any form including assembly and test of any of its Products inside the Territory. Perkins shall not be responsible for any resulting loss of business suffered by the Distributor or its Dealers. Perkins shall use its commercial best efforts to give the Distributor at least six (6) months notice prior to actual start of volume production activities and will agree in good faith the terms of access for the Distributor to such products.

2.3. The appointment of the Distributor shall be from the Effective Date until ** subject to the specific rights of termination contained herein. Perkins shall have the option to extend the appointment for a further period of between ** and ** by written notice to be served no earlier than twelve (12) months prior to the end of the initial term and no later than six (6) months prior to end of the initial term.

2.4. In consideration of its appointment as the Perkins exclusive distributor in the Territory, the Distributor agrees that it shall purchase from Perkins or an affiliate thereof all of its requirements for Products whether for sale to its Dealers, customers within the Territory or for its use in Distributor’s manufactured or packaged finished goods. Subject to the above and to Article 2.6 below the Distributor agrees that it will not:

2.4.1 Distribute, sell, service or otherwise deal in Competing Items (except as disclosed in Schedule 6).

2.4.2 Solicit the sale of or sell Products outside the Territory and will not, without prior written consent of Perkins, establish branches, associated or subsidiary companies, for the sale of Products outside the Territory; provided, however, that where the Distributor does legally make sales of the Products outside the Territory but within the USA or Canada in response to non-solicited enquiries, the Distributor shall pay to the distributor of Perkins products into whose assigned trade area such sales were made an amount equal to 15% of the then current price from Perkins for the relevant product. Notwithstanding the above the Distributor may sell Products to other Perkins distributors without incurring any such charges. Distributor shall require its Dealers to abide by this Section 2.4.2 in any agreements between Distributor and its Dealers. Distributor shall be responsible for enforcing this Section against its Dealers. Distributor shall be responsible for the 15% fee to Perkins described herein in the event any of its Dealers undertakes actions which would give rise to the 15% fee.

For its part, Perkins shall ensure that all Distribution Agreements relating to the USA and Canada include this provision. Distributor therefore acknowledges specifically to Perkins that where other Perkins distributors (or their Dealers) sell Products into the Territory, the Distributor’s only claim relating to such activities shall be for the 15% payment referenced above.

2.4.3 Purchase Products other than from Perkins or its designees.

2.4.4 Become involved in any business activity that in any material way adversely affects the Distributor’s ability or effectiveness in maximizing its performance hereunder.

2.5. The Distributor expressly agrees that the restraints detailed in Article 2.4 above shall also apply to any entity in which it or its principals directly or indirectly own or control at least 25% of the Issued voting stock or the Distributor has effective operational control.

2.6. The restrictions In Articles 2.4 and 2.5 above shall not preclude the Distributor from:

(a) holding In stock, supplying or advertising for supply other products (which are not Competing Items) manufactured by the Distributor in the ordinary course of its business. These products may include Engines as an integral and subsidiary part or in which Engines are installed, or

(b) servicing or remanufacturing engines which are not Competing Items and holding in stock, supplying and advertising for supply parts for the purpose of such servicing or remanufacture, provided that in the reasonable opinion of Perkins, the Distributor’s performance as a distributor of Products is not adversely affected by such activity.

3.	Distributor Premises.

3.1. The Distributor shall install by an agreed date and thereafter maintain in full working order the pre-agreed service accommodation, equipment, facilities and special tooling at the Specified Premises. Perkins will supply all such special tooling to the Distributor and the cost will be invoiced to them. The Distributor shall publicize boldly the Distributor’s appointment as an authorized Perkins Distributor throughout the Territory and also by using prominent signs at the Specified Premises and on its service and parts vehicles, if any. All such signs shall comply strictly with the appropriate Perkins Standards.

3.2. The Specified Premises, the Products held thereon and all related work in progress shall be kept fully insured by the Distributor pursuant to commercially reasonable insurance, Perkins shall be entitled to receive upon request copies of such insurance policies and related premium receipts.

3.3. Notwithstanding Article 2.4.4’s restrictions, the Distributor may use the Specified Premises for non-Perkins related activities provided that they do not adversely impact (in Perkins’ reasonable opinion) the Distributor’s performance hereunder. Perkins retains the right to advise the Distributor accordingly if it reasonably feels such performance is being so affected.

3.4. The Distributor shall seek Perkins prior written approval for either any intended reduction by it in the Perkins related facilities within the Specified Premises or any intended significant alteration to the Specified Premises.

4.	Distributor Responsibilities.

4.1. In support of its commitment to the common vision set out in Article 1.1 above and its appointment referenced in Article 2.1 above, the Distributor undertakes to conduct all its activities hereunder in strict accordance with the Perkins Standards. The Distributor will establish and maintain a senior management structure appropriate to ensuring professional management of its business. The Distributor will give Perkins reasonable prior notice of any material changes to either structure or personnel. Subject to the individual employee’s performance, the Distributor will take all reasonable steps to retain all those employees who have received Perkins related training and who are considered Important by the Parties to the Distributor’s Perkins related business. The Distributor will also have the following responsibilities during the term hereof:

4.1.1 the Distributor will establish, maintain and continually strengthen a dedicated sales and marketing team for the promotion, sale, service and warranty support of the Products in the Territory targeted at maximizing sales and winning new business and offering best in class customer support for the Parties’ mutual benefit. The Distributor will seek at all times to grow sales of the Products through pull through and follow up type business activities including but not limited to pursuing opportunities with fleets, airlines, rental yards, OEM dealers and end-users. In support of this, the Distributor will:

(a) advertise and promote interest in the Products in the Territory. This shall include (but shall not be limited to) the use of local communications media, maintaining a detailed and professional Internet web site, and exhibition or display facilities. The Distributor may, with Perkins’ prior written consent, exhibit and be involved in exhibiting any of the Products at any exhibition or trade show and take part in, support or be involved in competitions, competitive trials or demonstrations of the Products. The Distributor shall upon Perkins’ reasonable request withdraw at its own expense any particular advertisements, catalogues, sales literature or other printed matter relating to the Products;

(b) provide service training courses in line with appropriate Perkins guidelines in respect of the Products within the Territory;

(c) hold and distribute a pre-agreed (with Perkins) level and range of technical, sales and service literature applicable to the Products throughout the Territory and to its Dealers; and

(d) maintain Products in inventory in accordance with Article 4.1.6 and ensure that they are available for supply to customers.

4.1.2 The Distributor will establish, maintain and use its reasonable best efforts to strengthen an engineering team to provide engineering effort in the areas of production specification, product engineering, application engineering and focused technical service assistance to its Dealers and customers within the Territory. The Distributor will nominate one appropriately qualified and experienced employee to act as the focal point for application engineering for the Products. The Distributor will ensure that this person attends appropriate Perkins training courses at least once per year. In addition, the Distributor will ensure that it has the application related equipment and tooling as reasonably specified by Perkins at the Designated Premises. The Distributor will obtain any omitted items within three (3) months of Perkins’ written notice identifying the shortfall.

The Distributor will be responsible for ensuring that all applications and installations Into which Engines are sold and fitted have been appraised by its staff In accordance with the relevant criteria. In particular all completed application appraisals must be registered with Perkins for sign off before the customer’s first production date.

The Distributor acknowledges that Perkins has the right to refuse to sign off a particular application where it reasonably believes that it is non-compliant. In such cases and also in cases where no application appraisal has been registered, Perkins may refuse to supply the relevant Engines and the Distributor waives any rights that it may have to reclaim any loss thereby suffered by it or its customer(s).

4.1.3 The Distributor will establish, maintain and strengthen its Dealer network within the Territory. The Distributor acknowledges the importance of strict adherence to the Perkins Dealer Policy as communicated to it by Perkins from time to time. The Distributor also acknowledges that the annual performance appraisal by Perkins will include a review of its adherence to this policy. The Distributor acknowledges the importance of its Dealers to the success of the Perkins distributorship and that they will be promoted by Perkins in Its literature as an essential part of the Perkins network in the Territory. Therefore the Distributor will only appoint as Dealers entities that have been approved in writing by Perkins. For its part, Perkins undertakes not to unreasonably withhold or delay its approval. In the case of any rejections, it will provide to and discuss with the Distributor its justifications. The Distributor will provide to Perkins upon request copies of all agreements with such Dealers so far as they relate to the Products. Perkins will hold any such agreements confidential. The Distributor will ensure that its agreements with its Dealers fairly and reasonably reflect the key terms of this Agreement relating to the operation of the Perkins distributorship. In particular, the Distributor will establish the right of Perkins to review the Dealer’s performance, its premises and facilities for the purpose of Article 6 below. Notwithstanding anything else contained herein, the Distributor shall remain fully responsible for and be liable to Perkins for the performance of its Dealers.

4.1.4 The Distributor will nominate one of its employees as the trainer for Perkins Products who will become the in-house trainer for the Distributor’s employees and those of its Dealers involved with the Products. The Distributor will ensure that this employee will attend Perkins technical training courses at least once every twelve (12) months, such courses to include sales, application engineering, products, service and warranty. The Distributor will provide Product familiarization and training to both its staff and Dealers in accordance with Perkins Standards, especially with respect to any new Products as and when they are introduced into the Territory by Perkins. The Distributor will ensure that each Dealer will receive appropriate Product training from the Distributor covering those Products for which the Dealer has a responsibility, such training to take place at least annually.

4.1.5 The Distributor will ensure that its Dealers will establish, maintain and constantly improve their Product service capabilities and facilities for both current Products and any new Products as and when they are introduced Into the Territory by Perkins.

4.1.6 The Distributor will establish with Perkins the required minimum level of Product inventory to be purchased and held by it at pre-agreed locations within the Territory. This level will reflect .the forecasted activities of the Distributor. The agreed level will be subject to joint review at least annually. The Distributor will ensure that it and all its Dealers store all Products in an appropriate environment that accords to the Perkins Service Warranty Manual. As and when any Products require revalidation for warranty purposes, this will be carried out at the Distributor’s expense and in strict accord with the Perkins Service Warranty Manual.

4.1.7 The Distributor will appoint at least one suitably qualified and experienced employee as its Perkins Dealer Development and Aftermarket Marketing Manager. The key objectives for this employee will be to deliver measurable year on year improvements in Dealer coverage, sales and market share growth in relation to aftermarket Parts sales, service and aftermarket competitor knowledge. This employee will also be responsible for developing suitable marketing and incentives programs for and with the Dealer network and Engine reconditioners. These programs may qualify for appropriate Special Sales Allowance under the relevant Perkins scheme as published by Perkins from time to time.

4.1.8 Every year the Distributor will develop and issue to Perkins a copy of its proposed annual business plan for its and its Dealers activities in the Territory. The Distributor’s business plan must address marketing objectives with sales forecast, resources requirements, facility descriptions and projected financial statements and all other issues detailed in the Perkins format. The business plan and all data required by Perkins will be submitted in accordance with the Perkins guidelines and standards provided in advance to the Distributor. Perkins will notify the Distributor of the required receipt date at least six (6) weeks in advance. This plan will be reviewed in good faith with Perkins and any mutually agreed adjustments incorporated. Once finalized with Perkins, the Distributor will use all reasonable best efforts to achieve the targets set out in the plan. The Distributor will also develop and issue to Perkins every year a copy of a three (3) year forecast of the Perkins business in the Territory. The Distributor will at least annually evaluate with Perkins the performance achieved against the plan and the forecast. The Distributor will provide supporting data about volumes, margins and revenue by specification achieved with the Dealers and customers.

Every year the Distributor will issue to Perkins a twelve (12) month forecast of Product requirements, and this forecast will be updated monthly. With respect to Engines only, the forecast will also show a provisional three (3) month firm program.

The Distributor shall maintain such financial, inventory, sales, service and other records including details of key potential customers, all as mutually agreed with Perkins. These records shall be made available to Perkins during normal business hours upon request by Perkins.

4.1.9 The Distributor shall not, directly or indirectly, solicit, outside the Territory customers for any of the Products, nor for the purpose of delivery of the same establish branches or warehouses outside the Territory, nor advertise any of the Products outside the Territory. This shall not prevent the Distributor from advertising in a publication in circulation both within and outside the Territory. Distributor shall require Its Dealers to abide by this Section 4.1.9 in any agreements between Distributor and its Dealers, Distributor shall be responsible for enforcing this Section against its Dealers.

4.1.10 The Distributor shall ensure so far as is reasonably practicable that:

(a) all Engines sold by it conform to any applicable legislation in force in those countries and the ,Territory where the Distributor’s customer may operate the Engine or to which it may sell the Engine;

(b) the Engines supplied by it or Its approved Dealers are installed and applied by customers in accordance with the limitations and product specifications established by Perkins;

(c) all required safety and operating instructions and warranty terms are supplied to purchasers of Engines, including but not limited to their Dealers and that such entitles are fully aware of and properly instructed in all aspects of the operation and maintenance thereof; and

(d) it shall make available to a prospective purchaser all brochures, booklets, manuals and other literature and information provided by Perkins and which Perkins designates as intended for such users.

4.1.11 The Distributor will appoint one suitably qualified and experienced employee as its prime contact point and administrator for warranty issues within the Territory. The Distributor acknowledges the absolute priority of ensuring that all warranty related requests within its Territory from customers must be attended to within twelve (12) hours of their notification where so required. To this end, the Distributor will always consider the use by it of Engines within its inventory as warranty replacements where the customer’s operational requirements so demand. in addition where Perkins so requests, the Distributor and its Dealers will carry out pro-service warranty work at a customer’s premises within the Territory in accordance with the Perkins Service Warranty Manual procedures. The Distributor will directly and through its Dealers provide a repair, service and warranty service to purchasers of Products (including those items specifically referenced in Article 2.2.1 above) in the Territory. In relation to all warranty related activity hereunder, the Distributor and its Dealers will operate in accordance with the Perkins Service Warranty Manual procedures as notified to the Distributor by Perkins. Notwithstanding the terms of such procedures, Perkins will use its reasonable best efforts to process and pay all accepted claims within twenty-eight (28) days of their receipt provided those claims have been compiled in accordance with the Perkins Service Warranty Manual and submitted to Perkins within sixty (60) days of the Engine failure.

In relation to Product service issues, the Distributor will appoint an appropriately qualified and experienced employee as its Perkins service manager for the Territory. The Distributor will ensure that the employee attends at least on an annual basis relevant Perkins product and service training courses.

4.1.12 In addition to the above, the Distributor will provide to Perkins against an agreed program sales and Inventory data for itself and its Dealers activities hereunder and financial and operating statements that may reasonably be requested. The Distributor shall provide within 120 days of the end of its fiscal year financial statements certified by an Independent firm of public or chartered accountants In a form acceptable to Perkins. In addition and at the same time, the Distributor will confirm the ownership and management control details of its business to the extent it relates to its appointment hereunder.

5.	Perkins Responsibilities.

5.1. In support of its commitment to the common vision set out in Article 1.2 above, Perkins undertakes the following responsibilities during the term hereof:

5.1.1 Perkins will operate its sales and marketing teams in North America and the UK to support the Distributor’s team referenced in Article 4.1.1 above.

5.1.2 Perkins will operate its engineering teams in North America and in the UK to support the Distributor’s team referenced in Article 4.1.2 above.

5.1.3 Perkins will supply to the Distributor free of charge one copy of a pre-agreed list of Perkins literature for its own use. The Distributor will not copy or reproduce any Product related literature without Perkins prior written approval. The Distributor will be responsible for purchasing from Perkins all necessary literature for circulation to its branches, Dealers and customers.

5.1.4 Perkins will provide training and Product familiarization courses to the Distributor’s personnel on pre-agreed terms.

5.1.5 Perkins will provide factory level support to the Distributor’s team in accordance with pre-agreed terms.

5.2. Perkins shall retain the design and manufacturing responsibility for the Products and responsibility for final sign-off of all applications, engineering and specifications of such Products.

5.3. Every year Perkins will undertake with the Distributor a detailed review of the Distributor’s performance over the previous twelve (12) months. Particular regard will be paid to the relevant Distributor business plan and the Distributor’s performance against it. The Distributor’s performance will be evaluated on the basis of criteria established by Perkins including but not limited to sales objectives detailed In the Distributor’s business plan, the Distributor’s achievements in its Territory compared to that of other distributors in comparable areas, previous-Perkins review comments and Distributor action plans, and the Distributor’s improvements in its operations, organization and facilities to increase its sales performance and customer service. The Parties will agree to a detailed action plan arising out of the review and will thereafter monitor their respective progress against this plan.

5.4. Perkins will as from the Effective Date initiate a Parts inventory review program that will operate on an annual basis throughout the term hereof unless Perkins at its option decides otherwise, in which case Perkins will notify the Distributor as soon as possible of this decision. These programs will primarily focus on Products that fall obsolete during the relevant period. The basis, pricing and terms of payment of each such program shall be notified to the Distributor no later than sixty (60) days after the start of each calendar year.

5.5. In relation to any new Products including those with electronic management systems, Perkins and the Distributor will work together to ensure that:

(a) the Distributor (and where necessary specific Dealers) will have prior to any such launch had sufficient of its staff trained on. the new Product; and

(b) the Distributor will have established at agreed locations the pre-agreed level and range of literature, Parts inventory and service and diagnostic equipment and tooling appropriate to servicing and supporting the Product.

6.	Joint Responsibilities.

6.1. Every two (2) years during the term hereof the Parties will undertake a comprehensive Joint review of pre-selected Dealers. The baseline and structure for the first review shall be agreed within twelve (12) months hereof.

6.2. While recognizing that the Distributor has sole responsibility (subject to Article 4.1.3 above) for the appointment and performance of the Dealers, the Distributor agrees that it will actively consider proposals and recommendations from Perkins with respect to non-performing Dealers. Perkins shall, in cases of continued non-performance by a Dealer, be entitled to require the Distributor to terminate the Dealer’s participation in the Perkins program. Distributor shall consider any recommendations or proposals from Perkins for the appointment of new Dealers.

7.	Ordering, Delivery, Other Terms for Engines, Manufactured Parts and Kits.

For the avoidance of doubt, all orders to be placed by the .Distributor on Perkins under this Article 7 shall be subject both to the terms hereof and to the then applicable Perkins Standard Terms of Sale, a copy of the current form being attached as Schedule 4. In the event of any conflict between the terms of this Agreement and Perkins Standard Terms of Sale, the former shall apply. The Distributor formally agrees that any standard terms of purchase or other terms that it may seek to impose on Perkins in relation hereto are hereby automatically excluded.

7.1. Engines.

7.1.1 The Distributor will collect all orders for Engines from its Dealers and customers and will combine them with its own orders, The combined order will be transmitted in a pre-agreed format and detail direct to the Perkins North American office. Perkins will provide the Distributor with dispatch and delivery information.

7.1.2 An acknowledgement of order will be issued for each order received from the Distributor plus an estimated dockside arrival date in North America.

7.1.3 Unless agreed otherwise in writing, all deliveries by Perkins to the Distributor will be on a “CIP Duty Paid, Port of Entry” basis as per INCOTERMS 2000 to a mutually agreed port. Engines will normally be dispatched on a full container load basis unless there has been a specific customer request for an alternative such as airfreight.

7.1.4 Once a particular order has been acknowledged by Perkins, any request by the Distributor to a change in the specified delivery date must be in writing ‘and is subject to Perkins prior written approval.

7.1.5 Perkins shall be responsible for all packing and shipping arrangements within the defined “GIP Duty Paid, Port of Entry” obligation. The Distributor shall be responsible for all costs relating to the delivery of the Engines as from the agreed Perkins delivery point whether direct to the end customer or to some other location, unless specifically agreed otherwise by the Parties in writing.

7.1.6 If and when a Distributor requires Perkins Manufacturing Parts - being items required as production components - these will be ordered from Perkins in accordance with this Article 7.1.

7.2. Kits.

7.2.1 The Distributor will collect all orders for Perkins Kits from its Dealers and customers and will combine them with its own orders. The combined orders will be transmitted in a pre-agreed format and detail direct to the Perkins North American office.

Perkins will provide the Distributor with estimated dispatch and delivery information. Order frequency from the Distributor to Perkins will reflect the Distributor’s actual demand.

7.2.2 An acknowledgement of order will be issued for each order received from the Distributor plus an estimated dockside arrival date in North America.

7.2.3 Unless agreed otherwise in writing, all deliveries by Perkins to the Distributor will be on a “CIP Duty Paid, Port of Entry” basis as per INCOTERMS

2000 to a mutually agreed port. The provisions of Articles 7.1.4 and 7.1.5 shall also apply unless otherwise agreed.

7.3. Parts.

7.3.1 The Distributor will collect all orders for emergency (“VOR”) Parts from its Dealers and combine them with their own orders. The combined VOR order will be transmitted electronically direct to Perkins PDC. Dispatch will be by airfreight from Manchester.

7.3.2 All stock orders will be placed by the Distributor on behalf of itself and its Dealers only on pre-agreed stock order days. Dispatch will be by sea freight and orders will be consolidated by Perkins’ Parts Distribution Center (“PDC”) on no more than a weekly basis.

7.3.3 Unless agreed otherwise in writing, all deliveries by Perkins to the Distributor will be on a “CIP Duty Paid, Port of Entry” basis as per INCOTERMS 2000 to a mutually agreed port.

8.	Price and Terms of Payment for Engines, Parts and Kits.

8.1. Engines, Parts and Kits.

8.1.1 The prices applicable to Engines, Parts and Kits for the period from the Effective Date to December 31, 2007 shall be supplied in a separate Distributor engine pricing book. Perkins may revise such prices at its discretion. These are characterized as Perkins list prices less discount applicable to the Distributor.

8.1.2 The Distributor shall be solely responsible for establishing its selling prices for Engines, Parts and Kits to both its Dealers and direct customers.

8.1.3 Perkins and the Distributor will create and promote incentive programs for the Engines, Parts, Parts and Kits in the Territory on a mutually agreed basis. Any special price adjustments for campaigns, promotions or extraordinary cost movements-shall be agreed on a case-by-case basis at appropriate times during any year.

8.2. The terms of payment for all Engines, Parts and Kits dispatched from the UK shall be the 23rd day of the second month after the date of the relevant Perkins invoice. All payments will be due on or before 10:00 a.m. EST on the 23rd day of the relevant month. Where the 23rd falls on a weekend, Saturdays will be paid on Friday and Sundays on the Monday. Where the 23rd falls on a US Public Holiday the payment will be due on the immediately preceding working day. Each year the Parties will agree the precise payment dates for each month of the following year. All payments will be payable in US$ by electronic bank transfer to an account nominated by Perkins. All payments will be made against the relevant Perkins invoice and supporting documentation. The Distributor shall not be permitted to raise debit notes or make deductions and/or short payments to Perkins for any reason unless otherwise agreed specifically in writing by Perkins. For all deliveries of Engines, Parts and Kits dispatched from a

Perkins North American warehouse the payment terms will be twenty-five (25) days from the ex warehouse dispatch date.

All payments that remain unpaid beyond their due date shall be subject to an interest charge by Perkins. The applicable rate of interest shall be that of Lloyds Bank plc plus 2% per month and will be calculated on a monthly basis.

8.3. Special Pricing.

Notwithstanding that this Article VIII details the prices and terms of payment applicable to the Engines, the Parties acknowledge the need to have in place a process where in given circumstances special pricing can apply in order to permit the Distributor the opportunity to win specific customers orders. Perkins will consider any relevant desk research, competitive studies and its own competitor pricing database in deciding its response to the Distributor. In any event Perkins will use all reasonable efforts to treat all the Distributors equally in relation to this provision and its operation. For its part the Distributor specifically acknowledges that Perkins is under no obligation to support it in any, each or every case.

9.	Intentionally Left Blank.

10.	Intentionally Left Blank.

11.	Intentionally Left Blank.

12.	Product Warranty and Changes in Specifications.

12.1. The Perkins Service Warranty Manual as available to the Distributor shall form the basis of all warranties applicable to the Products and is hereby incorporated by reference into this Agreement. The Perkins written warranties as referenced above are the only warranties applicable to the Products and with respect to the Distributor are in lieu of all other warranties express or implied. As and when any amendments .are-issued by Perkins these shall be automatically provided to the Distributor by Perkins, In addition to its obligations under Article 4.1.11 above the Distributor shall develop and thereafter during the term hereof where necessary update/amend its warranty statements for each Product which will in any event reflect Perkins offering and be jointly agreed between the Parties so as to minimize their respective exposures.

12.2. Title.

12.2.1 Perkins may make modifications to the design of any of the Products or make improvements to them at any time. Perkins shall be under no obligation to apply the same to any of the Products previously purchased by the Distributor except on such occasions as Perkins deems It necessary to initiate a campaign to rectify known product defects.

12.2.2 Perkins reserves the right to discontinue the manufacture of any of the Products without incurring any obligation or liability to the Distributor. In such cases Perkins will promptly notify the Distributor and will use its reasonable efforts to do so at least six (6) months before discontinuing manufacture.

12.2.3 The Distributor agrees that, except with the prior approval of Perkins, It will not make any modifications to or in any material way vary the specification of Products supplied to it by Perkins or to be repaired or serviced by it.

12.3. In addition to the obligations set out in Article 5.5 above, as and when Perkins introduces any new Engine either as a replacement for or as an addition to its existing range, it shall inform the Distributor and agree with it an appropriate product introduction plan so as to enable the Distributor the best opportunity to launch the Engine to its customers. This plan will be in addition to the notification of relevant specifications and terms of supply applicable to the Engine.

13.	Perkins Trademarks and Other Intellectual Property Rights.

The Distributor acknowledges the value and importance of the Perkins name, brand and image.

13.1. During the term hereof the Distributor and its Dealers shall have the right to use those Perkins Trademarks designated by Perkins from time to time solely in promoting their activities with respect to the Products and for no other purpose whatsoever. The currently applicable Perkins Trademarks are detailed in Schedule 8, Distributor may sublicense the Perkins Trademarks only to Dealers. Perkins shall prohibit Dealers from further sublicensing the Perkins Trademarks.

13.2. The Distributor agrees:

13.2.1 to comply with all instructions issued by Perkins relating to the form and manner in which Perkins Trademarks shall be used and to discontinue immediately upon written notice any practice, relating to the use of Perkins Trademarks which in Perkins’ opinion adversely affects its rights or interests;

13.2.2 not to use or permit any entity. controlled by it or any Dealer to use any Perkins Trademark in its corporate name or trading style;

13.2.3 not to effect or permit the removal, renewal or alteration of any trade names or marks, patent numbers, notices, nameplates or general numbers affixed to Products except as agreed by Perkins in writing;

13.2.4 to disclose to Perkins all details of any improvement which is applicable to Products and which Is made or discovered by the Distributor or any of its employees or Dealers, or which comes into their knowledge, whether or not the same be patented or patentable, and if Perkins so desires, Distributor shall use Its reasonable best efforts to enable Perkins (or an associate company designated by Perkins) to acquire exclusive rights to the improvement upon terms to be mutually agreed between the owner thereof and Perkins; and

13.2.5 to impose similar conditions on its Dealers to those set out in this Article 13.2 and to take such action as Perkins may require at any time in respect of the use by the Dealers of Perkins Trademarks.

13.3. Notwithstanding any provision to the contrary herein, nothing in this Agreement shall act to transfer ownership to the Distributor or its Dealers any intellectual property right of Perkins in any of the Products.

14.	Indemnities and Product Liability.

14.1. Subject to the express terms and limitations of Articles 12 and 20.2 and the Perkins Service Warranty Manual, Perkins shall indemnify and hold the Distributor, its Dealers, and the Distributor’s and Dealers’ respective employees, officers and directors, harmless against and from all claims, demands, penalties, liabilities, loss, damage, costs, attorneys’ fees and expenses of whatsoever nature which are a consequence of or attributable to, the operation, use or possession of Products and resulting from any defect of material or workmanship of Products or failure to adequately instruct or warn concerning the operation, use or possession of such Products, excluding, however, any such claims and demands to the extent attributable to any modification or alteration of Products performed by the Distributor or its Dealers without the prior written approval of Perkins.

14.2. The Distributor shall indemnify and hold Perkins and its employees, officers and directors harmless against and from all claims, demands, penalties, liabilities, loss, damage, costs, attorneys’ fees, and expenses of whatsoever nature, which are a consequence of or attributable to the operation, use or possession of Products and resulting from any modification to or alteration of the Product by the Distributer or the Dealers performed without the prior written approval of Perkins:

14.3. Subject to the express terms and limitations of Articles 12 and 20.2 and the Perkins Service Warranty Manual, Perkins shall indemnify and hold the Distributor, the Dealers, and the Distributor’s and Dealers’ respective employees, officers and directors, harmless against and from all claims, demands, penalties, liabilities, loss, damage, costs, attorneys’ fees and expenses of whatsoever nature, which are a consequence of or attributable to the operation, use or possession of Products and resulting from any representation or misrepresentation made by Perkins Including, but not limited to, representations or misrepresentations relating to the capability, use, application, function, durability, reliability, quality, serviceability, safety or any other characteristic or feature of Products, and including representations as required for government certification, homologation, approval and for any other purpose whatsoever, except as may have been made In reasonable reliance upon information furnished by the Distributor or the Dealers.

14.4. The Distributor shall indemnify and hold Perkins, its employees, officers and directors, harmless against and from all claims, demands, penalties, liabilities, loss, damage, costs, attorneys’ fees, and expenses of whatsoever nature, which are a consequence of or attributable to the operation, use or possession of Products and resulting from any representation or misrepresentation made by the Distributor or the Dealers including, but not limited to, representations or misrepresentations relating to the capability, use, application, function, durability, reliability, quality, serviceability, safety or any other characteristic or feature of Products, and including representations as required for government certification, homologation, approval and for any other purpose whatsoever, except as may have been made in reasonable reliance upon information furnished by Perkins.

14.5. Each of the Distributor and Perkins shall indemnify and hold harmless the other and the directors, officers and employees of the other, against and from any and all claims, demands, penalties, liabilities, loss, damage, costs, attorneys’ fees, and expenses of whatsoever nature, arising out of injury to or death of or property damage sustained by the indemnifying Party’s employees, agents and contractors while such employees, agents or contractors are on the property of the other.

15.	Breach and Termination.

15.1. If either Party is in breach of any of its material obligations hereunder, the other Party may servo a written notice requiring the breaching Party to remedy the breach complained of within sixty (60) days thereafter. In relation to the Distributor, a breach of a material obligation will be deemed to have arisen in any event if, having been required so to do in writing by Perkins, it either (a) fails within the agreed period of time to submit a new offer and acceptable (to Perkins) business plan or (b) fails in a material sense to comply with the agreed action plans arising from a business review with Perkins.

If the breach is not remedied within the sixty (60) day period or such other period as may be agreed between the Parties on a case by case basis, then the innocent Party may terminate this Agreement immediately by written notice and the relevant provisions of this Article 15 shall apply.

15.2. This Agreement may be terminated immediately by written notice:

15.2.1 from one Party to the other upon the other Party being dissolved, bankrupted, liquidated or going into administration or receivership, or in the case of the Distributor filing for protection from its creditors under a Chapter 11 type procedure; provided that if a Party goes into voluntary liquidation for the purposes of amalgamation or reconstruction, this will not constitute a cause for termination so long as the new entity immediately confirms in writing its ability and desire to continue with the Agreement;

15.2.2 from Perkins if the Distributor attempts to assign or transfer this Agreement or any rights or obligations hereunder without Perkins prior written consent;

15.2.3 from Perkins if the ownership or control of the Distributor or its parent or ultimate parent is acquired by a third party (whether an individual, corporate entity or partnership) and that third party is in Perkins reasonable opinion considered by Perkins either to be a I competitor in a material sense to Its business or not reasonably capable of continuing the performance of the Distributor’s obligations hereunder. For the purposes hereof “ownership or control” is defined as being either the acquisition of at least 25% of the issued voting stock or the ability to approve the Distributor’s annual business plan or control the Distributor’s operational activities;

15.2.4 from Perkins if the Distributor defaults under any financing agreement with or guarantee to Perkins, or if the Distributor willfully falsifies any claim, record, report or other material representation; or

15.2.5 if applicable, from Perkins to Distributor in the event that the Sales and Service Agreement by and between Caterpillar Inc. and any affiliate of Distributor is terminated for any reason.

15.3. If this Agreement is terminated by either Party under Articles 15.1 or 15.2, then the following provisions shall apply:

15.3.1 All indebtedness as between the Parties shall become immediately due and payable.

15.3.2 Unless otherwise mutually agreed all unfilled orders for Products shall be cancelled without liability on the part of either Party.

15.3.3 The distributor shall immediately remove and discontinue and shall, if required by Perkins, cause its Dealers to do the same, the use of all signs, stationary, advertising and other material identifying them with Perkins and the Products. They shall also refrain from all conduct that would indicate to the public any continuation of a Product selling activity as a distributor directly or indirectly of Perkins.

15.4. If this Agreement is terminated by either (a) an expiration of the initial term or any extended term without renewal or (b) by reason of a Perkins breach of the Agreement or (c) by reason of a Perkins Insolvency etc. as detailed in Article 15.2.1, then Perkins undertakes subject to the terms of this Article 15.4 to repurchase from the Distributor all Products (as defined below) in the inventory of the Distributor and Its Dealers as at the date of termination. The Distributor shall be responsible for all repurchase of Engines and Parts from its Dealers before any repurchase by Perkins. The enforcement by the Distributor of the Perkins repurchase obligation shall be the sole and exclusive remedy of the Distributor in the events of termination as referenced above.

15.4.1 “Products” for the purpose of this provision shall mean:

(a) All Engines that are new, unused, undamaged, unmodified, not deteriorated, complete, current and unencumbered and maintained in warrantable condition while in Inventory.

(b) All Parts that are unused, undamaged, still in original resalable packaging and in unbroken lots and that are listed in then current parts price schedules and are within reasonable stocking quantities based on Perkins ability to sell.

(c) All Kits that are complete, unused, undamaged and in their original resalable packaging, and still listed in the then current price list. Any and all “take off parts” being any loose Products which were originally attached to or part of any other Products are expressly excluded from the above definitions and will not become part of any Product inventory buy back program.

15.4.2 To fall within the above definition all Products must have also been purchased from Perkins or any duly authorized designee. For the purposes of this provision Products to be repurchased by Perkins shall exclude any items delivered to the Distributor more than twelve (12) months before the date of termination.

15.4.3 The repurchase price payable by Perkins for Engines shall be the Distributor’s cost thereof. The repurchase price payable by Perkins for Parts shall be Perkins then current net price for the Distributor less 10% handling charge FOB the relevant location within the Territory.

15.5. Within thirty (30) days of the effective date of any termination howsoever caused, the Parties will establish a joint team whose purpose will be to put in place and execute procedures and programs so as to ensure an orderly discontinuance of the distribution activities. Both Parties undertake to act in good faith and in a timely fashion in all such actions.

15.6. In all cases of termination except those listed in the sub paragraph (a), (b) and (c) of Article 15.4, Perkins shall have the right but not the obligation to repurchase the Product inventory then held by the Distributor. In all such cases the terms of Article 15.4.1, 15.4.2 and 15.4.3 shall apply.

15.7. Any termination of this Agreement shall be without prejudice to any rights of either Party existing as at the date of termination including but not limited to payment of any then outstanding sums including damages and any rights or remedies available under law. Any termination shall not extinguish any provisions of this Agreement that expressly or by implication either come into force or continue after such termination.

16.	Assignment and Confidentiality.

16.1. This Agreement may be assigned by the Distributor only with the prior written approval of Perkins. Perkins may assign or transfer this Agreement to any subsidiary or affiliate of Caterpillar Inc. upon written notice to the Distributor.

16.2. Where either Party discloses to the other any commercial, pricing, technical or other information, data or drawings (regardless of their form or method of disclosure the “Information”), then to the extent the same is identified at the time as being confidential the receiving Party shall keep it confidential. It shall not disclose it outside its organization without the prior written consent of the disclosing Party. The above obligation shall not apply where the receiving Party can show that the Information is:

(a) or becomes publicly available other than through acts by the receiving Party in violation of this Agreement;

(b) already in the receiving Party’s possession at the time of its disclosure by the disclosing Party;

(c) disclosed to the receiving Party by a third party who, to the receiving Party’s knowledge, is not prohibited from disclosing the Information by a confidentiality agreement with the disclosing Party;

(d) developed or derived without the aid, application or use of the Information; or

(e) on the advice of legal counsel, required to be disclosed by law or legal process.

16.3. Intentionally Left Blank.

16.4. The Distributor shall ensure that all its staff and Dealers are made aware of and abide by the provisions of this Article 16 with respect to any disclosed Perkins Information.

16.5. The obligations in Article 16.2 shall survive termination of this Agreement for a period of two (2) years.

17.	Severability, Applicable Law and Applicable Venue.

17.1. Notwithstanding that any provision of the Agreement may prove to be or become illegal or unlawful, the remaining provisions shall continue in full force and effect. In this event the Parties shall attempt to replace such provision and thereby redefine their respective rights and obligations in the context of the new situation.

17.2. This Agreement shall be governed and construed In accordance with the laws of the State of Illinois, notwithstanding the conflicts of laws provisions thereof. In the event of any dispute or difference arising out of or relating to the Agreement, the Parties shall use their commercially reasonable efforts to settle such dispute or difference. They shall consult and negotiate with each other in good faith to reach a mutually acceptable solution.

17.3. Each Party hereby submits to venue in and to the exclusive personal jurisdiction of a federal or state court of competent subject matter jurisdiction located within the State of Illinois in respect of the Interpretation and enforcement of the provisions of this Agreement. Each Party waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that (a) it is not subject to such jurisdiction; (b) such action, suit or proceeding may not be brought or is not maintainable is said court; (c) this Agreement may not be enforced in or by said court; (d) its property is exempt or immune from execution; (e) the suit, action or proceeding is brought in an inconvenient forum; or (f) the venue of the suit, action or proceeding is improper.

18.	Force Majeure.

If the performance of the Agreement or of any obligations hereunder (other than the making of a payment due hereunder) is prevented, restricted or interfered with by circumstances of force majeure, the Party whose performance is affected thereby shall be excused from such performance to the extent of such prevention, restriction or interference.

The Party so affected shall use its reasonable best efforts to avoid or remove such circumstances of force majeure and shall continue performance hereunder with the utmost dispatch whenever the same has been avoided or removed.

19.	Changes to the Agreement.

Except as described herein, no variation, modification or alteration of any of the terms of the Agreement shall be valid and binding on the Parties unless made in writing and signed on behalf of both Parties.

20.	Waiver of Default and General Liability.

20.1. No waiver by one Party of any breach, default or omission by the other in the performance or observance of any of its obligations hereunder shall be valid unless agreed to in writing signed on behalf of the other. No such waiver shall apply to or be deemed a waiver of any other breach, default or omission hereunder. The failure of one Party to enforce at any time any of the provisions hereof or to require at any time performance by the other of any of its obligations hereunder shall not be construed to be a waiver of such provisions or obligations.

20.2. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE SUFFERED BY THE OTHER, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADE, CONTRACTS OR PRODUCTION HOWSOEVER ARISING OUT OF OR IN RELATION TO THIS AGREEMENT.

21.	Additional Special Conditions.

Notwithstanding any other provision in this agreement, the parties hereby agree that the Additional Special Conditions set forth on Schedule 7 and attached hereto shall be and are considered part of this Agreement, and further agree that to the extent there is a conflict between any terms and conditions contained on Schedule 7 and any terms and conditions contained herein, those set forth on Schedule 7 shall supersede and govern over such contradictory terms and conditions contained herein.

22.	Notices.

22.1. Any notice required or permitted to be served under this Agreement by either Party must be in writing and can only be served by hand or by pre-paid registered mail or by courier or by facsimile.

22.2. All notices must be addressed to an officer of the receiving Party at the address set out below and shall be deemed to have been delivered within five working days after posting it by registered mail or courier or 24 working hours after dispatch by facsimile.

For Distributor		For Perkins

Power Great Lakes, Inc. 655 Wheat Lane Wood Dale, Illinois 60195		Perkins Engines Inc. P. O. Box 610, Rench Road Mossville, Illinois 61552
Attention:	Gary Winemaster President	Fax Number (309) 578-7302 Attention: PSNA Regional Manager

Signatures Appear on the Following Page

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

Power Great Lakes, Inc.		Perkins Engines Inc.

By:	/s/ Ken Winemaster	By:	/s/ Jeremy A. Canham
Name:	Ken Winemaster	Name:	Jeremy A. Canham
Title:	Senior Vice President	Title:	Vice President

		By:	/s/ Richard J. Case
		Name:	Richard J. Case
		Title:	Managing Director

SCHEDULE 1

DETAILS OF CURRENT ENGINES

Included	Excluded

• 3.152	• 2000 Series

• 100 Series	• 3000 Series

• 400 Series	• 4000 Series

• 800 Series

• 1000 Series

• 1100 Series

• 1300 Series

SCHEDULE 2

TERRITORY

Distributor has an exclusive Territory incorporating the full States of North Dakota, South Dakota, Minnesota, Wisconsin, Iowa, Michigan, Ohio, and Indiana.

In the State of Illinois

Counties of Monroe, St. Clair, Washington, Jefferson, Wayne, Edwards, Wabash, and all others North as shown on the map below.

Distributor acknowledges that it also has a non-exclusive territory incorporating:

•	The States of Nebraska and Kansas.

•	In the State of Missouri: counties of Bates, Nary, Benton, Morgon, Miller, Maries, Gasconade, Franklin, Jefferson, and all others North of these counties.

Perkins reserves the right to reassign the above areas to a third party or parties. Until officially notified in writing by Perkins, Distributor may continue to provide sales and service support in the above territory on a non-exclusive basis.

SCHEDULE 3

CURRENTLY IDENTIFIED DIRECT CUSTOMERS

**

SCHEDULE 4

PERKINS STANDARD TERMS OF SALE

Detailed on page following

TERMS AND CONDITIONS OF SALE

1. Definitions

In these terms and conditions "the Company" means the company whose name appears on the header of this document, "the Buyer" means the person, firm or company to whom this document is addressed and the Goods" means the goods and/or services to be purchased by the Buyer under the contract in which these terms and conditions are incorporated ("the Contract"). All headings are included for reference purposes only.

2. Basis of the Sale

2.1 The Company shall sell and the Buyer shall purchase the Goods in accordance with any written quotation or price list of the Company which is accepted by the Buyer, or any written order (including delivery schedules) of the Buyer which is accepted in writing by the Company subject in either case solely to these conditions. These conditions shall apply to the exclusion of any other terms and conditions howsoever referenced by the Buyer.

2.2 No variation to these conditions shall be binding unless agreed to in writing by a duly authorised representative of the Company.

2.3 The Buyer acknowledges that this sale was not entered into in reliance on any representations made by any employee or agent of the Company or appearing in any sales literature or related data unless specifically incorporated into this Contract.

2.4 This Agreement shall not create or give rise to nor shall it be intended to create or give rise to any third party rights except to the extent expressly stated herein. The application of any legislation, including but not limited to the Contracts (Rights Of Third Parties) Act 1999, giving to or conferring on third parties contractual or other rights in connection with this Agreement shall be excluded.

3. Orders and Specifications

3.1 No order for the Goods submitted by the Buyer shall be deemed to be accepted by the Company unless and until confirmed in writing by the Company.

3.2 The quality, quantity, scope, description of and any specification for the Goods shall be solely as set out in the Company's quotation, or Buyer's order and delivery schedules if and when they have been accepted by the Company in writing.

3.3 The Company reserves the right at any time to make any changes in the specification or design of the Goods where either such changes are required to ensure that the Goods conform with any applicable safety or other statutory requirements or where such changes do not materially affect their quality or performance. Delivery of Goods conforming to such altered specification or design shall constitute proper performance of the Contract by the Company

3.4 No order which has been accepted by the Company may be cancelled in whole or in part by the Buyer except with the prior written agreement of the Company. Such agreement will only be given on terms which compensate the Company in full for all losses and expenses howsoever resulting from the cancellation.

4. Prices

4.1 The price of the Goods shall be the Company's quoted price or, where no price has been quoted (or a quoted price is no longer valid) the price listed in the Company's published price list current at the date of acceptance of the order. Unless otherwise stated all quoted prices are valid for 30 days only.

4.2 Except as otherwise agreed in writing between the Company and the Buyer, all prices are given by the Company on a delivered ex works basis and will exclude all duties, taxes and customs fees Where the Company agrees to deliver the Goods elsewhere, the Company shall invoice the Buyer separately for the costs of transport, packaging, insurance and customs fees, duties and taxes.

4.3 All prices are exclusive of value added tax which will be added where appropriate to all invoices at the then current rate.

4.4 The Company reserves the right by giving written notice to the Buyer at any time before delivery, to increase the price of the Goods to reflect any increase in the cost to the Company which is due to any factor beyond the Company's control, any change in delivery dates, quantities or specification which is requested by the Buyer or any delay caused by any instructions of the Buyer or failure of the Buyer to give the Company adequate information or instruction.

5. Payment

5.1 Except as otherwise agreed in writing between the Company and the Buyer, the Company may invoice the Buyer for the price of the Goods on or at any time after delivery or in the case of services after performance. Where delivery is ex works, the Company may invoice the Buyer forthwith after notifying the Buyer that the Goods are ready for collection.

5.2 The Buyer shall pay the price of the Goods in pounds sterling within 30 days of the date of the Company's invoice, notwithstanding that delivery may not have taken place and title in the Goods has not passed to the Buyer. Time for payment of the invoice shall be of the essence. The Buyer shall also be responsible for all costs associated with making such payment to the Company.

5.3 If the Buyer fails to make any payment on the due date then, without prejudice to any other right or remedy available to the Company, the Company shall be entitled to:

5.3.1 Cancel the Contract or suspend any further deliveries to the Buyer, and/or at its sole discretion.

5.3.2 Charge the Buyer interest on the amount unpaid at the rate of 4% per annum above Lloyds TSB Bank base rate from time to time until payment is made in full by the Buyer

6. Delivery

6.1 All delivery terms are to be interpreted by reference to the then current edition of INCOTERMS. Delivery of the Goods shall be made either (a) by the Buyer collecting the Goods at the Company's premises at any time after the Company has notified the Buyer that the Goods are ready for collection or (b) if some other place for delivery is agreed in writing by the Company, by the Company delivering or causing to be delivered the Goods to that place. Where the Goods are to be delivered to the Buyer's facility or nominated site, the Buyer shall be responsible for all unloading activities and the costs thereof. The Company reserves the right in all such cases to deliver the Goods to the nearest point of suitable access.

6.2 Any dates quoted for delivery of the Goods are approximate only. The Company shall not be liable for any delay in delivery of the Goods howsoever caused including by reason of late or non-submission by the Buyer of agreed data or information. Time for delivery shall not be of the essence.

6.3 Where the Goods are to be delivered in instalments, each delivery shall constitute a separate contract. A failure by the Company to deliver any one or more of the instalments in accordance with these conditions or any claim by the Buyer in respect of any one or more instalments shall not entitle the Buyer to treat the Contract as repudiated.

6.4 If the Buyer fails for whatever reason to take delivery of all or any of the Goods, then without prejudice to any other right or remedy available to the Company including the right to enforce payment under Clause 5.2, the Company may:

6.4.1 Store the Goods at the Buyer's cost and risk until actual delivery or 30 days (whichever shorter) and charge the Buyer for the reasonable storage costs (including transport, handling and insurance); and/or at its sole discretion.

6.4.2 Sell the Goods elsewhere after notifying the Buyer in writing of its intention to do so and claim liquidated damages of 15 per cent of the invoice price of the Goods.

7. Claims Relating to Delivery

7.1 Any claim by the Buyer relating to either non-delivery of or damage to all or part of the Goods or that the Goods are not in accordance with the Contract must be made to the Company in writing within seven days of the Buyer's receipt or deemed receipt of the Goods or, in the case of non-delivery of all the Goods, within ten days of the date of the Company's invoice. Failure to do so means that the Buyer shall be deemed to have accepted the Goods. Any claim by the Buyer must incorporate all relevant details and information and permit the Company or its agents reasonable access to inspect the Goods.

7.2 In the event of a valid claim under Clause 7.1 above, the Company's liability shall, at its option, be limited to delivery of the Goods or repaired or replacement Goods (as the case may be) at no cost to the Buyer to the originally agreed delivery point. All replaced Goods shall become the Company's property and under its instruction.

8. Risk and Title

8.1 Risk of damage to or loss of the Goods shall pass to the Buyer when the Company notifies the Buyer that the Goods are available for collection or on delivery whichever is sooner.

8.2 Notwithstanding delivery and the passing of risk in the Goods, the title in the Goods shall not pass to the Buyer until the Company has received in cash or cleared funds payment in full of the price of not only the Goods but all other goods or services agreed to be sold by the Company or any other legal entity within the Perkins Group of companies to the Buyer for which payment is then due. Notwithstanding any passing of title in the particular Goods this, shall not serve to transfer to the Buyer or any user of the Goods any intellectual property rights in such items, which rights shall remain solely vested in the Company and its suppliers.

8.3 Until such time as title in the Goods passes to the Buyer, the Buyer shall hold the Goods as the Company's fiduciary agent and bailee and shall keep the Goods separate from those of the Buyer and third parties and properly stored, protected and insured as the Company's property. Prior to the title passing the Buyer shall be entitled to resell or use the Goods in the ordinary course of its business. It shall account to the Company for the proceeds of sale or otherwise of the Goods (whether tangible or intangible including insurance proceeds) and shall keep all such proceeds separate from any other monies or property.

8.4 Until such time as title in the Goods passes to the Buyer (and provided the Goods are still in existence and have not been resold), the Company shall be entitled at any time to require the Buyer to hand over the Goods to the Company. If the Buyer fails to do so, the Company may forthwith without any restrictions enter any premises of the Buyer or any third party where the Goods are stored and repossess the Goods without any liability thereby arising.

9. Warranties and Liabilities

9.1 Subject to the conditions set out below and the terms of the then current Company's Service Warranty Manual (which terms are deemed to be incorporated herein) the Company warrants that the Goods will be free from defects in workmanship and material for a period of twelve months from the date of delivery to the first user thereof or twenty four months from delivery to the Buyer whichever is the first to expire. In the event of any conflict as between these conditions and the terms of the Company's then current Service Warranty Manual, the former shall prevail

9.2 The above warranty shall not unless otherwise expressly agreed to in writing by the Company extend to:

9.2.1 Any accessories or proprietary fittings whatsoever and howsoever supplied,

9.2.2 Goods used for a purpose for which they were not designed,

9.2.3 Goods which in the opinion of the Company have been altered, used, maintained, serviced or stored otherwise than in accordance with the Company's recommendations including the use of non-approved items in the service, repair or maintenance of the Goods,

9.2.4 Goods from which the Company's emblem or markings have been altered or removed,

9.2.5 Defects arising from any drawing, design or specification supplied by the Buyer or its customer,

9.2.6 Defects arising from fair wear and tear, wilful damage, negligence, abnormal working conditions (including overload, overspeed, use outside approved application), failure to follow the Company's recommendations and service warranty procedures (whether oral or in writing), misuse or alteration or repair of the Goods without the Company's prior approval,

9.2.7 Parts, materials or equipment not manufactured by the Company, where the Buyer shall only be entitled to any benefit obtainable under any warranty given by the Company's Supplier,

9.2.8 Costs of removal and refitting of Goods into the specific application or product.

9.3 For claims to be valid they need to be notified to the Company in writing incorporating all relevant details and information and submitted within 60 days of the alleged failure. Where any valid claim by the Buyer for breach of the warranty contained in clause 9.1 above is notified to the Company in accordance with these conditions, the Company may, at its sole option, elect to repair or replace the defective item free of charge to the Buyer. All replaced Goods shall become the Company's property and under its instruction. In the case of defective services the Company's sole obligation with respect to any valid claims shall be to reperform the alleged defective service at no cost to the Buyer.

9.4 Subject as expressly provided in these conditions, all warranties, conditions or other terms implied by statute or common law are excluded to the fullest extent permitted by law, except where the Goods are sold to a person dealing as a consumer (within the meaning of the Unfair Contract Terms Act 1977).

9.5 Subject to paragraph 9.6, (a) the Company shall not be liable to the Buyer for any indirect or consequential loss, damage, expense or cost (including but not limited to loss of profits, contracts or production) howsoever arising out of or in connection with the supply of the Goods or their use or resale by the Buyer, and (b) the Company's maximum liability howsoever arising out of or in relation to this Contract shall be limited to the invoiced value of the Goods concerned.

9.6 Nothing in these conditions shall have the effect of excluding or restricting the liability of the Company for death or personal injury arising from the Company's negligence.

9.7 The Buyer will carry out all certification activities relating to products into which the Goods are incorporated and will ensure that the Goods comply with legislation in force in territories where they are to be sold or used. The Buyer shall indemnify the Company against all liability, loss, damages, costs and expenses howsoever arising from any breach of this obligation.

10. Force Majeure

10.1 The Company shall not be liable to the Buyer or be deemed to be in breach by reason of any delay in performing or any failure to perform any obligation in relation to the Goods if the delay or failure is due to any cause beyond the Company's reasonable control.

11. Insolvency of Buyer

11.1 The Company shall be entitled either to cancel the Contract in whole or in part or to suspend any further deliveries of Goods or performance of services under such Contract without any liability to the Buyer forthwith by written notice if (a) the Buyer makes any voluntary arrangement with its creditors or becomes subject to an administration order or becomes bankrupt or goes into liquidation, or a receiver is appointed over any of the property or assets of the Buyer; or (b) the Buyer ceases or threatens to cease to carry on business or is unable in the Company's reasonable opinion to meet its debts as they fall due; or (c) the Company has reasonable grounds for believing that any of these events is about to occur in relation to the Buyer.

The above rights shall be in addition to any other rights of the Company in such circumstances.

11.2 If any Goods have been delivered or services performed but not paid for, then the price shall become immediately due and payable notwithstanding any previous arrangement to the contrary.

12. Millennium Compliance

12.1 Subject to Clause 12.2 below and for the warranty period stated in Clause 9.1 above the Company warrants that any Goods supplied by it under this Contract are millennium compliant and will not cease to be so at any time prior to during or after the year 2000. For the purpose of this warranty "millennium compliant" means that neither functionality nor performance is or will by affected by dates prior to, during or after the year 2000. The Goods are further warranted to comply with the following rules:

(1) No value for current date will cause any interruption in operation

(2) Date-based functionality will behave consistently for dates prior to, during and after the year 2000

(3) In all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules

(4) The year 2000 will be recognised as a leap year

12.2 The above warranty is the only warranty given by the Company with respect to the millennium compliance or otherwise of any Goods supplied by it under this Contract. The liability of the Company under Clause 12.1 shall be limited to the repair or replacement, at the Company's option, of the Goods or components proven to be defective.

13. General

13.1 Any notice required or permitted to be given by either party to the other under these conditions shall be in writing addressed to the other Party at its registered office or such other address as may have been notified in writing.

13.2 No waiver by the Company of any breach of these conditions by the Buyer shall be considered as a waiver of any subsequent breach of the same or any other provision.

13.3 If any provision of these conditions is held by any competent authority to be invalid or unenforceable in whole or in part the validity of the other provisions of these conditions shall not be affected.

13.4 This Contract and all matters related to it shall be governed by the laws of England and all disputes and related matters shall be subject to the exclusive jurisdiction of the English Courts.

13.5 The Company may at its option assign or subcontract the whole or any part of this Contract to any third party.

SCHEDULE 5

Intentionally Left Blank.

SCHEDULE 6

EXISTING DISTRIBUTOR AGREEMENTS

With respect to your existing distribution agreements and current specific assigned territories with the following companies:

Wis Con

GM Powertrain

Perkins confirms that it will not treat products of the above entities as referenced in those agreements as “Competing Items” under the terms of the Perkins Distribution Agreement.

However, Perkins notes Distributors undertaking in Section 2.4 of the Agreement not to take on “Competing Items” within its business during the term of the Agreement.

SCHEDULE 7

ADDITIONAL SPECIAL CONDITIONS

The following additional special terms and conditions shall apply to Distributor.

None.

SCHEDULE 8

PERKINS TRADEMARKS

•	Perkins Symbol

•	Powerpart

•	Perkins

•	Power Exchange

Note:	Graphic Illustrations of the above Perkins owned trademarks will be provided to the Master Distributor by Perkins within 30 days of the date hereof.

Perkins Engines Company Limited Peterborough PE1 5NA United Kingdom

Tel      +44 (0)1733 583000

Fax:    +44 (0)1733 582240

21 May 2007

Mr. Ken Winemaster

Senior Vice President

Power Great Lakes

655 Wheat Lane

Illinois 60195

USA

Dear Mr Winemaster

Re: Agreement between Power Great Lakes and Perkins Engines Inc. effective 1st January 2004

We refer to your Agreement with Perkins Engines Inc, appointing you as a distributor, effective 1st January 2004.

In accordance with clause 2.3 of the agreement, we hereby confirm that the above Agreement and all matters relating to it have been extended for a further term of **, that being until **.

The terms and conditions of distribution remain unchanged.

Please sign and return the enclosed copy of this letter to indicate your acceptance.

Yours sincerely
for Perkins Engines Inc.

/s/ James L. Tevebaugh
James L. Tevebaugh
Managing Director
Industrial Power Sales and Marketing

We confirm our agreement
to the above

Signed	/s/ Kenneth Winemaster
Name:	Kenneth Winemaster
Date:	6/27/2007

Perkins Engines Company Limited Peterborough PE1 5NA United Kingdom

Tel:	+44 (0)1733 583000
Telefax:	+44 (0)1733 582240

23 October 2007

Mr. Kenneth Winemaster

Senior Vice President

Power Great Lakes

655 Wheat Lane

Illinois 60195

USA

Dear Mr Winemaster

Re: Agreement between Power Great Lakes and Perkins Engines Inc. effective 1st January 2004 “the Agreement”

We refer to your Agreement with Perkins Engines Inc, appointing you as a distributor, effective 1st January 2004.

The parties have agreed to insert the following clauses into the Agreement:

4.1.13

The Distributor undertakes to seek undertakings from OEM’s in Territory and manage and administer the OEM pool of uncertified flex engines in accordance with EPA regulations: Programme for equipment manufacturer percent (%) of production flex allowance provision 40 C FR 89.102(d) & (g).

4.1.14	The Distributor undertakes to report to: Perkins Legislation Engineer, Legislation Department, Peterborough, UK, PE1 5NA on a quarterly basis the information set out in the attached Schedule 1.

4.1.15

The Distributor shall indemnify Perkins, its parent, subsidiaries and affiliates in full against all liability, loss, damages, costs and expenses (including legal expenses) incurred or paid by Perkins as a result of or in connection with any claim that arises as a result of non compliance in Territory with the EPA Programme for equipment manufacturer percent (%) of production flex allowance provision 40 CFR 89.102(d) & (g).

All other terms and conditions of distribution remain unchanged.

Yours sincerely
for Perkins Engines Inc.

/s/ James L. Tevebaugh
James L. Tevebaugh
Managing Director
Industrial Power Sales and Marketing

We confirm our agreement
to the above

Signed	/s/ Kenneth Winemaster
Name:	Kenneth Winemaster
Date:	11/14/2007

Schedule 1

Customer: -NAME-	Build List: - LIST No. -	Flex List: -List No. -

Invoice Date	Invoice No.	Part Number	Serial No.	Approved Volume	Balance Volume

Customer: -NAME-	Arr. No.: -XXX-XXXX	Flex List: XXX-XXXX

Invoice Date	Invoice No.	Part Number	Serial No.	Approved Volume	Balance Volume

The Legislation Department

Perkins Engine Company Ltd.

Frank Perkins Way

Peterborough

PE1 5NA

England

November 12, 2007

Dear Sir/Madam,

Re: Agreement between Power Great Lakes, Inc. and Perkins Engines Inc. effective 1st January 2004.

We refer to our agreement with Perkins Engines, Inc. appointing Power Great Lakes, Inc. as a distributor effective 1st January 2004.

This is to clarify the amendment letter dated 23 October 2007 shall only apply to flex engines 99hp and under.

Sincerely,

/s/ Kenneth J. Winemaster
Kenneth J. Winemaster
Senior Vice President

We confirm our agreement to the above

Signed	/s/ James L. Tevebaugh
Name:	James L. Tevebaugh
Date:	11/22/07

Perkins Engines Inc. N4 AC6160, P. O. Box 610 Mossville, IL 61552-0610 Telephone (309) 578-7364 Facsimile (309) 578-7329

19 October 2010

Mr Ken Winemaster

Senior Vice President

Power Great Lakes

655 Wheat Lane

Illinois 60195

USA

Dear Mr Winemaster

Re: Agreement between Power Great Lakes and Perkins Engines Inc. effective 1st January 2004

We refer to your Agreement with Perkins Engines Inc, appointing you as a distributor, effective 1st January 2004.

In accordance with clause 2.3 of the agreement, we hereby confirm that the above Agreement and all matters relating to it have been extended for a further term of **, that being until **.

The terms and conditions of distribution remain unchanged.

Please sign and return the enclosed copy of this letter to indicate your acceptance.

Yours sincerely
for Perkins Engines Inc.

/s/ Ennodio Ramos
Ennodio Ramos
Vice President

We confirm our agreement
to the above

Signed	/s/ Kenneth Winemaster
Name:	Kenneth Winemaster
Date:	11/4/2010